As filed with the Securities and Exchange Commission on January 9, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BERKSHIRE HATHAWAY ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Iowa	94-2213782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1615 Locust Street

Des Moines, Iowa 50309-3037

(Address of Principal Executive Offices)

Berkshire Hathaway Energy Company

Long-Term Incentive Partnership Plan

Berkshire Hathaway Energy Company

Executive Voluntary Deferred Compensation Plan

(Full title of the plans)

Natalie L. Hocken, Esq.

Senior Vice President and Chief Legal Officer

Berkshire Hathaway Energy Company

825 NE Multnomah, Suite 2000

Portland, Oregon 97232

(503) 813-7205

(Name, address and telephone number, including area code, of agent for service)

Copy to:

J. Alan Bannister, Esq.

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Berkshire Hathaway Energy Company, an Iowa corporation (“BHE”), for the purpose of registering an aggregate of up to $100,000,000 of additional BHE Deferred Compensation Obligations (as defined below) issuable under (i) the Berkshire Hathaway Energy Company Long-Term Incentive Partnership Plan, as amended and restated on December 1, 2024, as further amended from time to time (the “LTIP Plan”), and (ii) the Berkshire Hathaway Energy Company Executive Voluntary Deferred Compensation Plan, as amended and restated on January 1, 2026 (the “Executive Plan” and, collectively with the LTIP Plan, the “Plans”). BHE previously filed registration statements on Forms S-8 with the Securities and Exchange Commission (the “Commission”) on December 29, 2023 (No. 333-276321), November 21, 2018 (No. 333-228511), December 7, 2016 (No. 333-214946) and December 10, 2007 (No. 333-147957) (the “Prior Registration Statements”) relating to the Plans. This Registration Statement relates to securities of the same class as those registered under the Prior Registration Statements and is being filed in accordance with General Instruction E to Form S-8 regarding the registration of additional securities under the Plans. Pursuant to such instruction, the contents of the Prior Registration Statements are hereby incorporated by reference in and made part of this registration statement, except to the extent supplemented, superseded or modified by the specific information set forth below and/or the specific exhibits attached hereto.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by BHE, are incorporated by reference into this Registration Statement:

•	the Annual Report on Form 10-K filed by BHE for the fiscal year ended December 31, 2024; and

•	the Quarterly Reports on Form 10-Q filed by BHE for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025.

All documents and other reports filed by BHE with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents, except that we are not incorporating by reference any information we furnish (but do not file) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or Form 8-K/A.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4.	DESCRIPTION OF SECURITIES

The securities registered under this Registration Statement represent the unsecured obligations of BHE to pay voluntarily deferred compensation, including notional earnings and returns thereon, in the future in accordance with the terms of the Plans (“BHE Deferred Compensation Obligations”).

BHE is offering an aggregate of up to $100,000,000 of BHE Deferred Compensation Obligations under the Plans pursuant to this Registration Statement. Such amount represents the Company’s (as defined below) estimate of the aggregate compensation to be deferred by participants under the Plans during the three-year period commencing on the initial effective date of this Registration Statement. As of September 30, 2025, an aggregate of $158,440,544 of BHE Deferred Compensation Obligations were outstanding under the Plans.

The LTIP Plan provides for a mandatory deferral of certain incentive compensation awards for selected key employees of BHE and certain of its corporate affiliates whose employees participate in the Plans (each an “Affiliate Employer”). BHE and the Affiliate Employers are sometimes hereinafter collectively referred to as the “Company”. Mandatory deferrals under the LTIP Plan are subject to vesting and forfeiture provisions. Once vested, these deferred LTIP awards may be further deferred on a voluntary basis, with any such deferral to be governed by the LTIP Plan.

The Executive Plan provides participating employees of the Company with the opportunity to voluntarily defer the payment of a portion of their compensation earned in any year, excluding incentive awards under the LTIP Plan. In addition, the Company may contribute additional amounts to employee deferral accounts under the Executive Plan. Company contributions under the Executive Plan may also be subject to vesting and forfeiture provisions established by BHE. Voluntary deferrals under the Executive Plan are always fully vested.

Amounts deferred under the Plans will be credited to one or more bookkeeping accounts on the books of BHE. Amounts voluntarily deferred under the LTIP Plan receive a rate of return based on the performance of investment funds selected by participants in the LTIP Plan pursuant to conditions established by BHE. Deferred amounts under the Executive Plan receive a rate of return based on the performance of investment funds selected by the participant from a list of investment options offered by BHE. The value of the deferral accounts will be based on the amount deferred and the performance of the investment funds, as applicable. The rate of return attributed to deferrals under the Plans are unsecured obligations of BHE based on notional investments and no deferrals are required to actually be invested in any investment fund. As such, Plan participants will not have any ownership interest in any investment fund or while their compensation is deferred under the Plan.

The BHE Deferred Compensation Obligations will be settled in a lump sum payment or a series of installment payments on the elected distribution date or dates or upon the termination of the Plan participant’s employment with the Company. In addition, under certain circumstances, a Plan participant may request an earlier settlement pursuant to a fixed schedule elected by the participant or on account of an unforeseeable emergency.

The BHE Deferred Compensation Obligations to pay deferred compensation obligations under the Plans are unsecured general obligations of BHE to pay the value of the deferred compensation accounts in the future as adjusted to reflect the notional gains and losses resulting from the performance of the selected investment funds in accordance with the terms of the Plans. BHE’s obligation to pay BHE Deferred Compensation Obligations will rank pari passu in right of payment with all of BHE’s existing and future unsecured and unsubordinated indebtedness from time to time outstanding and is, therefore, subject to the risks of BHE’s insolvency. BHE’s obligation to pay BHE Deferred Compensation Obligations will also effectively be subordinated to (i) all of BHE’s existing and future secured obligations and (ii) all existing and future obligations of BHE’s subsidiaries.

A significant portion of BHE’s capital structure is comprised of debt, and BHE expects to incur additional debt in the future to fund items such as, among others, acquisitions, capital investments and the development and construction of new or expanded facilities. As of September 30, 2025, BHE had the following outstanding obligations:

•	senior unsecured debt of $11.5 billion;

•	commercial paper borrowings of $710 million; and

•	guarantees, letters of credit and surety bonds in respect of subsidiaries, equity method investments and other related parties aggregating $3.9 billion.

BHE’s consolidated subsidiaries also have significant amounts of outstanding debt, which totaled $46.0 billion as of September 30, 2025, and expect to incur additional debt in the future to fund items such as, among others, acquisitions, capital investments and the development and construction of new or expanded facilities. These amounts exclude (i) trade debt, (ii) preferred stock obligations, (iii) letters of credit in respect of subsidiary debt, and (iv) BHE’s share of the outstanding debt of its own or its subsidiaries’ equity method investments.

The terms of the Plans and the BHE Deferred Compensation Obligations and the terms of BHE’s other debt do not limit BHE’s ability or the ability of BHE’s subsidiaries, including any Affiliate Employer, to incur additional debt.

The BHE Deferred Compensation Obligations cannot be transferred, other than by will or the laws of descent and distribution, and except with respect to a payment required under a domestic relations order under Section 414(p)(1)(B) of the Internal Revenue Code of 1986, as amended.

The Plans may at any time or from time to time be amended, modified or terminated by BHE, provided that no amendment or termination under the LTIP Plan may be made to reduce any accrued deferred amounts as of the date of such amendment.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of securities being offered hereby will be passed upon by Jeffery B. Erb, Vice President, Chief Corporate Counsel and Corporate Secretary. Mr. Erb is eligible to participate in the Plans.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 490.850-490.859 of the Iowa Business Corporation Act permit corporations organized thereunder to indemnify directors, officers, employees and agents against liability under certain circumstances. The Fourth Amended and Restated Articles of Incorporation (the “Articles”) and the Amended and Restated Bylaws (the “Bylaws”) of BHE provide for indemnification of directors, officers and employees to the full extent provided by the Iowa Business Corporation Act.

As permitted by Section 490.202 of the Iowa Business Corporation Act and Article VII of the Articles, no director shall be personally liable to BHE or its shareholders for money damages for breach of fiduciary duty as a director, except for liability: (i) for any action not in good faith or which the director did not reasonably believe to be in the best interests of BHE; (ii) for any receipt of a financial benefit to which the director was not entitled; (iii) for any breach of the director’s duty of fair dealing with BHE or its shareholders; or (iv) under Section 490.831, or a successor provision, of the Iowa Business Corporation Act.

BHE’s Articles and Bylaws provide that if the proceeding for which indemnification is sought is by or in the right of BHE, indemnification may be made only for reasonable expenses and may not be made in any proceeding in which the person is adjudged liable to BHE. Further, any such person may not be indemnified in any proceeding that charges improper personal benefit to the person in which the person is adjudged to be liable.

BHE’s Articles and Bylaws allow BHE to maintain liability insurance to protect itself and any director, officer, employee, or agent against any expense, liability or loss whether or not BHE would have the power to indemnify such person against such incurred expense, liability, or loss.

BHE may also enter into indemnification agreements with certain directors and officers to further assure such persons’ indemnification as permitted by Iowa law.

The rights to indemnification conferred on any person by BHE’s Articles and Bylaws are not exclusive of any right which any person may have or acquire under any statute, provision of BHE’s Articles, Bylaws, agreement, or vote of shareholders or disinterested directors.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit No.	Description of Exhibits

5	Opinion of Jeffery B. Erb

15	Awareness Letter of Deloitte & Touche LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Jeffery B. Erb (included in Exhibit 5)

24	Power of Attorney (reference is made to the signature page)

99.1	Berkshire Hathaway Energy Company Long-Term Incentive Partnership Plan as Amended and Restated December 1, 2024 (incorporated by reference to Exhibit 10.2 to the Berkshire Hathaway Energy Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2025)

99.2	Berkshire Hathaway Energy Company Executive Voluntary Deferred Compensation Plan as Amended and Restated January 1, 2026

107	Filing Fee Table

Item 9.	UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by BHE pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of BHE’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of BHE pursuant to the foregoing provisions, or otherwise, BHE has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by BHE of expenses incurred or paid by a director, officer or controlling person of BHE in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, BHE will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on January 9, 2026.

BERKSHIRE HATHAWAY ENERGY COMPANY

/s/ Natalie L. Hocken
Natalie L. Hocken Senior Vice President and Chief Legal Officer

Each of the undersigned officers and directors of Berkshire Hathaway Energy Company hereby severally constitute and appoint Natalie L. Hocken and Jeffery B. Erb, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark A. Hewett Mark A. Hewett	President and Chief Executive Officer and Director (principal executive officer)	January 9, 2026

/s/ Charles C. Chang Charles C. Chang	Senior Vice President and Chief Financial Officer and Director (principal financial and accounting officer)	January 9, 2026

/s/ Scott W. Thon Scott W. Thon	Director	January 9, 2026

/s/ Natalie L. Hocken Natalie L. Hocken	Director	January 9, 2026